Exhibit No. 12.

Questar Pipeline Company
Ratio of Earnings to Fixed Charges
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
                                                12 months ended March 31,
                                                    1998        1999
                                                (Dollars in Thousands)
Earnings

Income before income taxes                          $42,548     $44,325
Plus debt expense                                    13,619      15,199
Plus allowance for borrowed
   funds used during construction                       226       1,326
Plus interest portion of rental expense                 263         342
                                                    $56,656     $61,192

Fixed Charges

Debt expense                                        $13,619     $15,199
Plus allowance for borrowed
   funds used during construction                       226       1,326
Plus interest portion of rental expense                 263         342
                                                    $14,108     $16,867

Ratio of Earnings to Fixed Charges                     4.02        3.63
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